November 13, 1996




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Gentlemen:

          This opinion is furnished to the Securities and Exchange Commission (the "Commission") in connection with the transactions contemplated by Application/Declaration (the "Application") on Form U-1, as amended, (File 70-8731) of MCN Corporation (the "Company") under the Public Utility Holding Company Act of 193, as amended (the "Act"). In the Application, the Company requested that the Commission issue an order authorizing the acquisition (the "Acquisition") by the Company of a 1% general partnership interest in Southern Missouri Gas Company, L.P., a gas utility company (as defined in the Act) organized and operating in the state of Missouri. On September 17, 1996, the Commission issued an order (HCAR No. 26576) granting the Application.

          I have acted as counsel for the Company and in connection with this opinion I have examined originals or copies certified or otherwise identified to my satisfaction of:

          (1) the charter documents and by-laws of the Company, as amended to date;

          (2) minutes of meetings of the Company's shareholders and directors, as kept in its minute books;

          (3)  the Agreement of Limited Partnership of Southern
     Missouri Gas Company, L.P.; and

          (3) the documents and agreements pertaining to the Acquisition and such other certificates, documents and papers as I deemed necessary or appropriate for the purpose of rendering this opinion.

          In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to the original documents of all documents submitted to me as copies. As to any facts material to my opinion, I have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates and documents. In addition, I have examined such questions of law as I have considered necessary or appropriate for the purpose of rendering this opinion.

          Based on the foregoing, and subject to the final paragraph hereof, I am of the opinion that:

     (1) All state laws applicable to the Acquisition have been complied with;

     (2) The Company is a corporation validly organized, duly existing and in good standing in the State of Michigan;

     (3) The Company legally acquired the partnership interests of Southern Missouri Gas Company, L.P. as described in the Application; and

     (4) The consummation of the Acquisition did not violate the legal rights of the holders of any securities issued by the Company.

          I hereby consent to the use of this opinion in connection with the Application.

          I am not, in this opinion, opining on laws other than the laws of the State of Michigan and the federal laws of the United States.


                              Very truly yours,

                              /s/ Daniel L. Schiffer
                              Daniel L. Schiffer